Exhibit 2.4

Execution Version

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (“Agreement”), dated as of March 13, 2026, is made by and among Agero, Inc., a Nevada corporation (“Parent”), Medford Hawk, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Urgent.ly Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below). All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of March 13, 2026, by and among Parent, Purchaser and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Purchaser with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, Stockholder (or an Affiliate thereof) may be a party to that certain Loan and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Company has incurred certain indebtedness to the lenders party thereto, including Stockholder (or its Affiliate); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder (solely in Stockholder’s capacity as a beneficial owner of the Shares) has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Purchaser entering into the Merger Agreement and proceeding with the Transactions, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the parties agree as follows:

1. Agreement to Tender Shares.

(a) Subject to the terms of this Agreement, Stockholder hereby agrees that it shall accept the Offer with respect to its Shares and irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all liens (except for liens arising hereunder or as may be applicable under the Securities Act or other applicable securities laws, or, to the extent applicable, any liens under the Loan Documents (as defined below)).

(b) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of Stockholder’s Shares in accordance with the terms of the Offer. Subject to the terms of this Agreement, the Stockholder agrees that, once its Shares are tendered, the Stockholder shall not withdraw its Shares from the Offer.

2. Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated, (c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement, or that otherwise negatively or adversely affects Stockholder in any material respect solely in his, her or its capacity as a stockholder, (d) the mutual written agreement of the parties to terminate this Agreement, (e) any material breach of this Agreement or the Merger Agreement by Parent or Purchaser or (f) the board of directors of the Company (the “Board”) has effected a Company Board Recommendation Change. Upon the Termination Date, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3. Additional Purchases. Stockholder agrees that any Shares of the Company (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Option or the vesting or settlement of a Company RSU Award (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4. Agreement to Retain Shares and Other Covenants.

(a) From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall direct its Affiliates not to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any liens (except for Permitted Liens) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the Transactions or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates, provided that such a Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to Parent and Purchaser) to be bound by all of the obligations of the Stockholder under this Agreement with respect to such Shares being Transferred. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other subsidiary of Parent.

(b) Stockholder hereby agrees not to commence or knowingly participate in any Legal Proceeding, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Acceptance Time or the Effective Time) or (ii) alleging a breach of any duty of the Board in connection with the Merger Agreement, this Agreement, the Transactions or the transactions contemplated hereby; provided, however, that nothing in this paragraph shall prohibit Stockholder or its Affiliates, to the extent Stockholder is signatory to the Loan Documents, from exercising any rights or remedies under the Loan Documents or from commencing or participating in any Legal Proceeding in connection therewith; provided, further, however, that the foregoing shall not limit any actions taken by Stockholder in response to any claims of the nature described in the foregoing clause (ii) commenced against Stockholder, its Affiliates or its Representatives; provided, that the foregoing shall not restrict Stockholder from enforcing Stockholder’s rights under this Agreement.

(c) From the date of this Agreement until the Termination Date, at any annual or special meeting of the Company Stockholders (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement, however called, or (if applicable) in connection with any written consent of the Company Stockholders, the Stockholder shall unconditionally and irrevocably vote, or shall cause to be unconditionally and irrevocably voted, all of its Shares held at that time: (i) against any action or agreement that would reasonably be expected to result in the conditions of the Transactions not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of the Company contained in the Merger Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions and (iii) against any Acquisition Proposal.

(d) From the date of this Agreement until the Termination Date, the Stockholder shall not take any action that the Company would then be prohibited from taking under Section 6.3 of the Merger Agreement. From the date of this Agreement until the Termination Date, the Stockholder will not solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal. Nothing in this Section 4(d) shall be construed as prohibiting, or imposing any obligation on any Stockholder with respect to, any action (other than actions taken by or on behalf of the Stockholder) that is taken by any Person other than the Stockholder. Notwithstanding the foregoing, nothing in this Section 4(d) shall prohibit Stockholder or its Affiliates, to the extent Stockholder is signatory to the Loan Documents, from exercising any rights or remedies under the Loan Documents or from commencing or participating in any Legal Proceeding in connection therewith.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants, as of the date hereof, to Parent and Purchaser as follows:

(a) Stockholder (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement and (ii) except as set forth in Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

(b) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

(c) This Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent and Purchaser) has been duly executed and delivered by or on behalf of Stockholder and constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for Permitted Liens.

(e) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any lien on any assets (including Shares) of such Stockholder (other than one created by Parent or Purchaser) or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

(f) Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

6. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to Stockholder as follows:

(a) Each of Parent and Purchaser are a corporation, both duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Purchaser has the requisite power and authority to (i) execute and deliver this Agreement, (ii) perform its covenants and obligations under this Agreement, and (iii) consummate the transactions contemplated hereby, and no other proceedings on the part of either Parent or Purchaser are necessary to authorize this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of its respective covenants and obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Parent and Purchaser and no additional actions on the part of Parent or Purchaser are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Purchaser; (ii) the performance by each of Parent and Purchaser of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Transactions or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

(c) The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of their respective covenants and obligations under this Agreement, and the consummation of the Transactions or the transactions contemplated hereby do not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Purchaser; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which Parent, Purchaser or any of their properties or assets may be bound; (iii) assuming the consents, approvals and authorizations referred to in Section 5.4 of the Merger Agreement have been obtained, violate or conflict with any Law applicable to Parent or Purchaser or by which any of their properties or assets are bound; or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Purchaser, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would affect Parent’s or Purchaser’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement and the Merger Agreement.

7. Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the closing of the Transactions. Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder, (a) from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, (b) if Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement, or (c) if Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall (a) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (i) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (ii) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Purchaser, (iii) any rights under this Agreement or the Merger Agreement, or (iv) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (b) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent or Purchaser to the address or email address set forth in Section 10.2 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party as shall be specified by like notice).

10. Certain Restrictions. Subject to the other terms of this Agreement, Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Purchaser, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (y) alleging a breach of any fiduciary duty of the Board in connection with the Merger Agreement or the Transactions.

11. No Limitation on Actions as Lender. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way restrict, limit, impair or otherwise affect the rights or remedies of Stockholder or any of its Affiliates under the Loan Agreement or any related loan documents (the “Loan Documents”), including the right to (i) exercise any rights or remedies under the Loan Documents, (ii) consent, waive, amend or otherwise modify any provision of the Loan Documents, (iii) provide or withhold any consent or approval under the Loan Documents, or (iv) take any enforcement action or direct any enforcement action under the Loan Documents, in each case to the extent that Stockholder is a signatory to such Loan Documents.

12. Disclosure. Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC that Parent determines to be necessary in connection with the Merger and any transactions related to the Merger, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided that Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing, and Parent and the Company shall consider in good faith any reasonable comments of Stockholder.

13. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to Stockholder, another subsidiary to be a party to this Agreement; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of Stockholder or due to Parent or such other subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

15. No Waivers. No waivers of any breach of this Agreement extended by Parent to Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement and the other transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by Law, but nothing in this Section 16 will affect the right of any party to serve legal process in any other manner permitted by Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement and the other transactions contemplated by this Agreement; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Agreement and the other transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement and the other transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

17. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s amended and restated certificate of incorporation, the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party.

20. Effect of Headings. The section headings herein are for convenience of reference only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

21. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

22. Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties will be entitled to seek, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement and, in any action for specific performance, each party waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties further agree that by seeking the remedies provided for in this Section 22, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 22 are not available or otherwise are not granted.

23. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

24. Counterparts; Effectiveness; Signatures. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense.

25. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the persons or entities that are expressly identified as parties and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate or any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party. Notwithstanding the foregoing, Parent and Purchaser shall be entitled to enforce the terms of this Agreement against any Affiliate of Stockholder to whom Shares are transferred in accordance with Section 4(a).

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[STOCKHOLDER]

By:

Name:

with a copy (which shall not constitute notice) to:

Attention:	[•]
[•]
Email:	[•]
[•]

IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

AGERO, INC.

By:

Name:

Title:

MEDFORD HAWK, INC.

By:

Name:

Title:

SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company Restricted Stock Units	Total Shares